As filed with the Securities and Exchange        Registration No. 333-__________
Commission on February 18, 2000

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    Aetna Life Insurance and Annuity Company
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                                   Connecticut
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                                   71-0294708
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       151 Farmington Avenue, Hartford, Connecticut 06156, (860) 273-4686
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                           Julie E. Rockmore, Counsel
                    Aetna Life Insurance and Annuity Company
            151 Farmington Avenue, RE4A, Hartford, Connecticut 06156
                                 (860) 273-4686
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            (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)

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The annuities covered by this registration statement are to be issued from time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [XX]

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [XX]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[XX] 333-84299

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] ______________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         Calculation of Registration Fee

----------------------------------------------------------------------------------------------
Title of           Amount to be    Proposed Maximum     Proposed Maximum      Amount of
Each Class         Registered      Offering Price Per   Aggregate Offering    Registration Fee
of Securities                      Unit                 Price
to be Registered
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

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                       *               *                $150,000,000          $39,600.00
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

* The proposed maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.

Pursuant to Rule 429(b) of the 1933 Act, unsold securities previously registered under Registration Statement No. 333-84299 (which includes securities formerly registered under Registration Statement Nos. 333-24645, 33-34583, 33-79118 and 33-87642) are being carried forward to this Registration Statement. As of December 31, 1999, the amount of such unsold securities was $313,520,000. The registration fees paid in connection with the registration of such securities was $87,158.56.

                                 PARTS I AND II

The entire content of the Registration Statement on Form S-2 (File No. 333-84299) which was filed on August 2, 1999 (Accession No.
0000950146-99-0001397) is incorporated herein by reference and made a part of this Registration Statement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Registration Statement on Form S-2 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hartford, State of Connecticut, on this 18th day of February, 2000.

                                        AETNA LIFE INSURANCE AND ANNUITY
                                        COMPANY (REGISTRANT)

                                    By: Thomas J. McInerney*
                                        --------------------------------
                                        Thomas J. McInerney
                                        President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                              Title                                                               Date
---------                              -----                                                               ----

Thomas J. McInerney*                   Director and President                                         )
-------------------------------------  (principal executive officer)                                  )
Thomas J. McInerney                                                                                   )
                                                                                                      )
Catherine H. Smith*                    Director and Chief Financial Officer                           )   February
-------------------------------------                                                                 )
Catherine H. Smith                                                                                    )   18, 2000
                                                                                                      )
Shaun P. Mathews*                      Director                                                       )
-------------------------------------                                                                 )
Shaun P. Mathews                                                                                      )
                                                                                                      )
Deborah Koltenuk*                      Vice President, Treasurer and Corporate Controller             )
-------------------------------------                                                                 )
Deborah Koltenuk                                                                                      )



By:  /s/ Michael A. Pignatella
     -------------------------------
     Michael A. Pignatella
     *Attorney-in-Fact

                                  EXHIBIT INDEX



Exhibit No.         Exhibit
-----------         -------

16(5)               Opinion re legality
                                                                                             -------------

16(15)              Letter Re: Unaudited Interim Information
                                                                                             -------------

16(23)(a)           Consent of Independent Auditors
                                                                                             -------------

16(23)(b)           Consent of Legal Counsel (included in Exhibit 16(5) above)
                                                                                             -------------

16(27)              Financial Data Schedule                                                        1
                                                                                             -------------

(1) Incorporated, pursuant to General Instructions to Form S-2 (Section III. Registration of Additional Shares), by reference to Registration Statement on Form S-2 (File No. 333-84299) which was filed on August 2, 1999 (Accession No. 0000950146-99-0001397).